Exhibit 99.1

WestRock Signs Definitive Agreement to Acquire KapStone for $35 per Share
- Transaction enhances position as a leading provider of innovative and winning solutions to customers in attractive corrugated packaging market -
- Highly accretive acquisition with significant synergy potential -

ATLANTA, Ga. and NORTHBROOK, Ill. – January 29, 2018 – WestRock Company (NYSE:WRK) (“WestRock”) and KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone”) announced today the signing of a definitive agreement, pursuant to which WestRock will acquire all of the outstanding shares of KapStone for $35.00 per share and will assume approximately $1.36 billion in net debt, for a total enterprise value of approximately $4.9 billion.

Based on KapStone’s annualized EBITDA performance in the second half of its fiscal 2017, WestRock estimates the EV/EBITDA multiples to be under 10 times before and 7 times after the full run rate of expected cost synergies and performance improvements. Upon closing, the acquisition is expected to be immediately accretive to WestRock’s adjusted earnings and cash flow, inclusive of purchase accounting adjustments.

KapStone stockholders will have the option to receive $35.00 per share in cash, or to elect to receive 0.4981 WestRock shares per KapStone share, with elections of stock consideration capped at 25% of the outstanding KapStone shares but no limit on the number of KapStone shares that can receive cash consideration. KapStone’s chairman, Roger Stone, and president and chief executive officer, Matt Kaplan, have entered into voting agreements, pursuant to which they have agreed to vote their shares in support of the transaction, subject to certain limitations.

WestRock will finance the cash consideration through the issuance of new debt under a fully committed financing package. WestRock expects to refinance existing KapStone debt assumed as part of the transaction upon closing. WestRock’s expected leverage ratio at the closing of the transaction will be greater than 3.00x, and WestRock expects to return to its stated leverage ratio target of 2.25x to 2.50x by the end of fiscal 2019. The transaction is not conditional on financing.

Founded in 2005 and headquartered in Northbrook, Illinois, KapStone is a leading North American producer and distributor of containerboard, corrugated products and specialty papers, including liner and medium containerboard, kraft papers and saturating kraft. KapStone also owns Victory Packaging, a packaging solutions distribution company with facilities in the United States, Canada and Mexico. KapStone announces preliminary, unaudited adjusted EBITDA of $130 to $135 million for its fourth quarter 2017.

“KapStone is a great fit with WestRock. Their complementary corrugated packaging and distribution operations will enhance WestRock’s ability to serve customers across our system, particularly in the western United States, and the addition of their specialty kraft paper products that we do not make enhances our differentiated portfolio of paper and packaging solutions,” said Steve Voorhees, chief executive officer of WestRock. “Importantly, KapStone and WestRock share the same dedication to serving customers. We look forward to welcoming the KapStone team members to WestRock and working with them to help make WestRock an even better company.”

“The agreement to combine with WestRock is a testament to the tremendous company we have built and the hard work and accomplishments of the KapStone team,” said Kaplan. “The transaction enables us to deliver an immediate and compelling cash premium to our shareholders. As we began to understand WestRock’s principles, we realized how closely aligned our cultures are. As a result, we believe strongly that this will be beneficial to both our employees and customers.”

Strategic Benefits
The transaction significantly enhances WestRock’s scale and scope in the market and accelerates WestRock’s ability to achieve its strategic goals and enhance its value proposition as the premier partner and provider of innovative, winning solutions to its customers:

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Creates opportunity for approximately $200 million in cost synergies and performance improvements. The transaction is expected to generate annual run-rate cost synergies and performance improvements of approximately $200 million by the end of fiscal 2021 that WestRock expects will be captured through the integration of the KapStone operations into WestRock’s corrugated packaging system. The categories of benefits include process and capital improvements at mill and box plant locations, converting and network optimization, procurement and administrative efficiencies. The acquisition will enable WestRock to supply additional corrugated packaging to Victory Packaging. The acquisition will accelerate WestRock’s plans to improve margins in its North American corrugated packaging business.

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Strengthens WestRock’s presence on the West Coast. The addition of KapStone’s West Coast facilities improves WestRock’s ability to serve customers in this important area and reduce costs across its supply chain. In addition, this expansion opens new opportunities for WestRock to sell the full suite of its product portfolio to KapStone’s current customers in this region.

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Broadens WestRock’s differentiated paper and packaging solutions portfolio with the addition of attractive paper grades and distribution capabilities. The addition of KapStone’s complementary specialty kraft paper offerings that WestRock does not offer today enables WestRock to provide a broader product portfolio to existing customers, as well as provides new opportunities to sell WestRock’s enterprise-wide offerings to KapStone’s customers.

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Increases mix of virgin fiber based paper in WestRock’s paper portfolio. KapStone’s 3 million tons of paper is made using 78% virgin fiber and 22% recovered fiber. This increases WestRock’s overall mix of virgin fiber from 65% to 67%.

The transaction is subject to a number of customary closing conditions, including a vote by KapStone’s stockholders, and is expected to close during the quarter ending September 30, 2018. Upon completion of the transaction, KapStone will be integrated into WestRock’s Corrugated Packaging segment.

Lazard served as lead investment bank and financial advisor to WestRock in the transaction and provided its board of directors with a fairness opinion. Wells Fargo provided the committed financing for the transaction and also acted as WestRock’s financial advisor. Cravath, Swaine & Moore LLP acted as legal advisor to WestRock.

Rothschild & Co. and Moelis & Company LLC served as financial advisors to KapStone in the transaction. Sidley Austin acted as legal advisor to KapStone.

Conference Call
WestRock will host a conference call today, January 29, 2018, at 8:30 a.m., Eastern Time, to discuss the transaction. The conference call, which will be webcast live, an accompanying slide presentation, and this press release can be accessed at ir.westrock.com.

Investors who wish to participate in the webcast via teleconference should dial 833-287-0804 (inside the U.S.) or 647-689-4463 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode 4387815. Replays of the call can be accessed at ir.westrock.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements in this communication about WestRock’s and KapStone’s expectations, beliefs, plans or forecasts, including statements regarding the proposed transaction among Whiskey Holdco, Inc. (“Holdco”), WestRock and KapStone, the expected timetable for completing the transaction, benefits and synergies of the transaction and future opportunities for the combined company and products and securities, that are not historical facts are forward-looking statements. These statements are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. WestRock and KapStone caution readers that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include statements such as that (i) the transaction enhances WestRock’s position as a leading provider of innovative and winning solutions to customers in attractive corrugated packaging market, (ii) the acquisition is highly accretive with significant synergy potential, (iii) upon closing, the acquisition is expected to be immediately accretive to WestRock’s adjusted earnings and free cash flow, inclusive of purchase accounting adjustments, (iv) WestRock will finance the cash consideration through the issuance of new debt under a fully committed financing package, (v) WestRock expects to refinance existing KapStone debt assumed as part of the transaction upon closing, (vi) WestRock’s expected leverage ratio at closing is greater than 3.00x, and it expects to return to its stated leverage ratio target of 2.25x to 2.50x by the end of fiscal 2019, (vii) KapStone’s complementary containerboard and corrugated packaging operations will enhance WestRock’s ability to serve customers across its system, particularly in the western United States, (viii) the addition of KapStone’s kraft paper products that WestRock does not make enhances WestRock’s differentiated portfolio of paper and packaging solutions, (ix)  the transaction significantly enhances WestRock’s scale and scope in the market and accelerates WestRock’s ability to achieve its strategic goals and enhance its value proposition as the premier partner and unrivaled provider of winning solutions to its customers, (x) the transaction creates opportunity for approximately $200 million in cost synergies and performance improvements: (a) the transaction is expected to generate annual run-rate cost synergies and performance improvements of approximately $200 million by the end of fiscal 2021 that will be captured through the integration of the KapStone operations into WestRock’s corrugated packaging system; (b) the categories of benefits include process and capital improvements at mill and box plant locations, converting and network optimization, procurement and administrative efficiencies; (c) the acquisition will enable WestRock to supply additional corrugated packaging to Victory Packaging; and (d) the acquisition will accelerate WestRock’s plans to improve margins in its North American corrugated packaging business; (xi) the transaction strengthens WestRock’s presence on the West Coast, (xii) the addition of KapStone’s West Coast facilities improves WestRock’s ability to serve customers in this important market and reduce costs across WestRock’s supply chain, (xiii) the expansion opens new opportunities for WestRock to sell the full suite of its product portfolio to KapStone’s current customers in this region; (xiv) the transaction broadens product portfolio in attractive paper grades and enhances WestRock’s differentiated paper and packaging solutions portfolio, (xv) the addition of KapStone’s complementary specialty kraft paper offerings that WestRock does not offer today enables WestRock to provide a broader product portfolio to existing customers, as well as provides new opportunities to sell WestRock’s enterprise wide offerings to KapStone’s customers, (xvi) transaction increases the mix of virgin fiber based paper in WestRock’s paper portfolio; (xvii) the acquisition will increase WestRock’s overall mix of virgin fiber from 65% to 67%; (xviii) the transaction is expected to close during the September quarter of fiscal 2018 and (xix) KapStone will be integrated into WestRock’s Corrugated Packaging segment. With respect to these statements, assumptions have been made regarding, among other things, the results and impacts of the acquisition of KapStone; whether and when the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expires or terminates; whether and when antitrust approvals in Austria, Canada, Germany and Mexico are obtained; whether and when the other conditions to the completion of the KapStone acquisition, including the receipt of KapStone shareholder approval, will be satisfied; economic, competitive and market conditions generally; volumes and price levels of purchases by customers; competitive conditions in WestRock’s and KapStone’s businesses and possible adverse actions of their customers, competitors and suppliers. Further, WestRock’s and KapStone’s businesses are subject to a number of general risks that would affect any such forward-looking statements. Such risks and other factors that may impact management’s assumptions are more particularly described in WestRock’s and KapStone’s filings with the Securities and Exchange Commission (“SEC”). The information contained herein speaks as of the date hereof and neither WestRock nor KapStone has or undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction among Holdco, WestRock and KapStone. In connection with the proposed transaction, Holdco intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which will include a prospectus with respect to shares of Holdco’s common stock to be issued in the proposed transaction and a proxy statement for KapStone’s stockholders (the “Proxy Statement”) and KapStone will mail the Proxy Statement to its stockholders and file other documents regarding the proposed acquisition with the SEC. Stockholders of WestRock and KapStone are urged to read all relevant documents filed with the SEC, including the Registration Statement and the Proxy Statement, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov.In addition, investors and security holders may obtain free copies of the documents filed with the SEC or by sending a request to KapStone’s corporate secretary at KapStone Paper and Packaging Corporation, 1101 Skokie Boulevard, Suite 300, Northbrook, IL 60062. Such documents are not currently available.

Participants in Solicitation
WestRock, Holdco and KapStone and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of shares of KapStone common stock in respect of the proposed transaction. Information about the directors and executive officers of WestRock is set forth in the proxy statement for WestRock’s 2018 Annual Meeting of stockholders, which was filed with the SEC on December 19, 2017. Information about the directors and executive officers of KapStone is set forth in the proxy statement for KapStone’s 2017 Annual Meeting of stockholders, which was filed with the SEC on April 5, 2017. Investors may obtain additional information regarding the interest of such participants by reading the Registration Statement and the Proxy Statement (once available).

About WestRock
WestRock (NYSE:WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s 45,000 team members support customers around the world from more than 300 operating and business locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.WestRock.com.

About KapStone
Headquartered in Northbrook, IL, KapStone is a leading North American producer of containerboard, unbleached kraft paper and corrugated products, and a provider of packaging and logistics solutions.  The Company operates four paper mills, 22 converting plants, and more than 65 warehouses and distribution centers located in North America. The business employs approximately 6,200 people.

WestRock
Investors:
James Armstrong, 470-328-6327
Vice President – Investor Relations
james.armstrong@westrock.com

John Stakel, 678-291-7901
Senior Vice President – Treasurer
john.stakel@westrock.com

Media:
John Pensec, 470-328-6397
Director, Corporate Communications
mediainquiries@westrock.com

KapStone
Andrea K. Tarbox, 847-239-8812
Executive Vice President and Chief Financial Officer
Andrea.Tarbox@KapStonePaper.com